SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C. 20549



                                 Form 8-K



                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    THE SECURITIES EXCHANGE ACT OF 1934


                  Date of Report:  September 12, 1994





                          BLACK HILLS CORPORATION



State of South Dakota       File Number 1-7978       IRS Number 46-0111677





                               625 Ninth Street
                        Rapid City, South Dakota  57709



                 Registrant's telephone number (605) 348-1700

Item 5.     Other Events

     On September 9, 1994, Black Hills Corporation ("Company") entered into a Power Integration Agreement with Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc. ("MDU"). The Agreement provides that for a period of 10 years commencing January 1, 1997, the Company will supply all electric power and energy required by MDU for its electric service area in and around Sheridan, Wyoming. MDU's Sheridan service area has experienced a 45 MW peak and a load factor of approximately 60 percent. The Company has experienced a 284 MW peak for its entire system.
     The agreement is subject to the approval of the Federal Energy Regulatory Commission. MDU awarded the agreement to the Company after an extensive open competitive proposal process.
     The agreement further provides that the Company and MDU will share equal ownership in a combustion turbine to be constructed at such time as the Company's system will require a new peaking resource. Both companies will receive the benefit of lower unit costs from a turbine that will be larger than either company could justify on its own.
     Because the Company will be able to serve the Sheridan load without constructing additional facilities on which to earn a return, the Company believes that the sale will not have a direct significant impact on earnings. However, because the additional 45 MW load will allow the Company to operate more efficiently, the Company anticipates that the sale will require lower rate increases in late 1995 when the Company completes Neil Simpson Unit #2, an 80 MW coal-fired electric generating plant ("NS
#2") now under construction near Gillette, Wyoming.   The Company believes
that the timing of the sale to commence shortly after NS #2 goes into operation and the 10-year term will allow the Company to place NS #2 into rate base as a base load plant with less risk of regulators disallowing a portion of the new plant.
     The Company believes that being able to successfully compete for sales such as the MDU Sheridan load further positions the Company to continue to be more competitive in an emerging open wholesale power market.
     Attached is a copy of the news release released September 9, 1994.


Item 7.

     (c)  Exhibits.

     The following Exhibits are filed as a part of this report and as

Exhibits to the Registration Statement on S-3 (Registration No. 33-54329):

          Exhibit 10(gg) Power Integration Agreement, dated September 9, 1994, between the Company and Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc.

          Exhibit 99        News Release dated September 9, 1994.



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BLACK HILLS CORPORATION



                                        By /s/ DALE E. CLEMENT
                                           Dale E. Clement, Senior Vice
                                                President - Finance


Dated:  September 12, 1994